                                                                   EXHIBIT 10.23


Supply Contract standing between The Coca-Cola Export Corporation, hereby represented by Mr. Arturo Salinas Chavez, acting as purchaser, which from here on will be referred as COEXPORT, and GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. de C.V., hereby represented by Mr. Jose Maria Martinez Brohez, acting on his own right as supplied, which from here on will be referred as THE GROWER. Both parties agree upon the following declarations and clauses.


                                  DECLARATIONS

I.       THE GROWER - declares:

A) To be an organized and existing corporation according to the General Law of Mercantile Societies and that for all legal purposes regarding this contract, his address is: Ave. Carrera Torres number 226 Pte, Victoria City 87000, Tamaulipas.

B) To be registered as such up to the Internal Revenue Service under the Code GIS-880802 GH-6.

C) Among other activities, to plan citrus, for which it acquires in rent and in ownership lands to be used for this agricultural activity.

D) Mr. Jose Maria Martinez Brohez hereby shows proof of his right to represent THE GROWER by Public Letter number 2101, issued June 31, 1994, by the Notary Public number 187 in the Victoria City, Tamaulipas.


II.      COEXPORT declares:

A) To be a branch fully authorized to operate in Mexico under the General Law of Mercantile Societies.

B) To be registered as such up to the Internal Revenue Service under the code CCE 520101-TC7.

C) Among other activities to manufacture soft-drink concentrates in assorted flavors, for which purpose it requires the ITALIAN TYPE LEMON. This product has been traditionally imported from other countries by COEXPORT and other consumers, given that Mexico does not produce it in sufficient amounts to satisfy the domestic demand. For this reason, COEXPORT initiated a technical assistance and promoting program for Italian Lemon production among citrus farmer sin the State of Tamaulipas and other states of the Mexican Republic.

D) That Mr. Arturo Salinas Chavez hereby shows proof of his right to represent COEXPORT by the Public Letter number 80481, issued January 16, 1995, by the Notary Public Number 9 in the Mexico City, Attorney Jose Angel Villalobos Magana.

E) That for all purposes related to this contract its address is Ruben Dario Number 115, Col. Bosque de Chapultepec, Mexico City, 11580, Miguel Hidalgo Municipality.

III. Hereby, both parties declare to know the above declarations as true and voluntarily agree upon the following.


                                    CLAUSES

FIRST: THE GROWER obliges to plan within a period of three years, 5000 Ha (five thousand hectares) of Italian type lemon, directly or through its affiliated or branch enterprises on which it has control, either by contractual rights or by stockholder majority, according to the planting program of Attachment "A," which signed by both parties will be part of this contract.

THE GROWER obliges to realize all the necessary works in his orchard to guarantee COEXPORT a minimum delivery of fresh fruit in metric tons per year, in accordance with the following annual crop program, same that can change due to reasons out of control of THE GROWER (freezes, extended dry seasons, etc.).

                              Annual Crop Program

         Year                Mt Ton of fruit/Year               Year                Mt Ton of fruit/Year
         1996                         0                         2002                      80,000
         1997                         0                         2003                     104,000
         1998                       500                         2004                     124,000
         1999                     7,500                         2005                     134,000
         2000                    25,900                         2006                     144,000
         2001                    54,000                         2007                     150,000

SECOND: THE GROWER obliges to supply directly or through its affiliated or branch enterprises on which it has control, either by contractual rights or by stockholder majority, and COEXPORT obliges to buy all the crop of the fresh fruit produced by THE GROWER in the five thousand hectares mentioned in the first clause of this Contract and as agreed in clauses third through fourteenth.

THIRD: This contract will have a mandatory term of ten years which will start counting at its signing. Both parties will be able to extend the same for an equal period by only signing a written agreement for such effect and to be executed within the last 30 days of the term of this contract.

FOURTH: THE GROWER agrees that COEXPORT only obliges to buy the fresh fruit produced during the natural crop of the grove and that fulfills the quality specifications set forth in Attachment "B" of this contract, which is signed by both parties, will be part of the same. Likewise, COEXPORT will hold the right of preference for the acquisition of the fresh fruit produced out of the natural crop season, under the same terms and conditions established for the purchasing of the natural crop.

FIFTH: THE GROWER will supply the Italian lemon fresh fruit, free-on-board the processing plan designated by COEXPORT within a zone of 500 km maximum and with the quality to provide in process cold pressed oil lemon which meets the specifications of the Foods Chemical Codex (FCC) for this product and to have a minimum aldehyde content reported as Citral (C10H160) of 2.3%. The price per metric ton of fresh fruit that COEXPORT will pay THE GROWER will be calculated on the basis of the content in kilograms of Italian lemon oil as the total average of the natural crop and in the same way, the crop(s) out of this season per metric ton of fresh fruit, applying for its payment the prices set forth in "Attachment C" of this contract, which signed by both parties, will be part of the same.

To determine Italian lemon oil content per ton of fresh fruit that the GROWER delivers to COEXPORT, the analytical methods established in Attachment "D" of this contract will be applied, which signed by both parties will be part of the same.

The essential oil content of the fruit shall be determined by COEXPORT or COEXPORT's designee, by analysis of representative samples of fruit from each truck load. The GROWER or the GROWER's designee may observe the sampling of the fruit and determination of oil content.

In the event that the annual average of aldehyde content reported as Citral (C10H160) in dewaxed cold pressed Italian lemon oil is lower than 2.3%, the GROWER agrees that COEXPORT adjusts down by 1% prices set forth in Attachment "C" for every one tenth of a point by which the average annual aldehyde level falls below the minimum of 2.3%. At COEXPORT's discretion, it may purchase or not the fruit whose aldehyde content in lemon oil to be lower than 2.0% for which both parties will agree in negotiate the rice at the moment of the purchase.

Price adjustment due to low aldehyde content will be calculated by deducting the actual annual average aldehyde level from 2.3% and then dividing the difference by 10, the number will be multiplied by the average price paid per metric ton of fruit during the calendar year in which the low aldehyde level was recorded (Attachment "C"). The result will be the total amount in dollars that the GROWER should rebate to COEXPORT by March 31, of the year following the year of the crop.

COEXPORT will have the final determination as to the aldehyde level of the oil and will share its aldehyde analysis method with the GROWER for aldehyde determination.

COEXPORT will make the provisional payments weekly after the first fruit is delivered by THE GROWER and taking as a basis for these payments, the oil content of the fruit determined by COEXPORT or whom he designs, in representative samples of each delivery that THE GROWER will make at the Processing Plant. At the end of the crop and in the last delivery of the fruit, both parties agree to make the necessary adjustments between the paid value and the real value found as oil content in the fruit in the final payment, which will be at the latest four weeks after the last delivery of the fresh fruit.

In case of fruit delivered out of the natural crop, the same payment procedure will be applied.

SIXTH: All payments that COEXPORT makes on account of the fresh fruit purchasing, will be in American dollars at the exchange rate in national currency that for that effect establishes the Banco do Mexico and that be published in the Official Daily of the Federation in the day the payment occurs.

SEVENTH: COEXPORT obliges to provide THE GROWER freely, at no charge, the technical advice requested according to the generally accepted procedures for Italian lemon production and processing in order to optimize the citrus production. COEXPORT will give technical advice through Technical Reports and groves inspections made by COEXPORT's field technical personnel with the technical recommendation required. THE GROWER holds, at all times, his right to implement or reject the advice without prejudice of the obligations that THE GROWER acquires because of the signing of this contract. Under no circumstances COEXPORT will be responsible for the results in terms of amount or quality of the fresh fruit obtained, being at all times THE GROWER's responsibility.

EIGHTH: COEXPORT obliges before THE GROWER to finance the harvest and hauling of the first fresh fruit delivery to the processing plant that COEXPORT designates, discounting any money advanced from the first provisional payment that COEXPORT makes.

NINTH: COEXPORT obliges to provide THE GROWER freely, at no charge, up to 750,000 (seven hundred fifty thousand) Italian type lemon trees that are enough for planting 3,000 Ha (three thousand) out of the 5,000 Ha (five thousand) motive of this Contract according to the calendar of Attachment "A." The trees required for planting the remaining 2,000 Ha (two thousand) will be on THE GROWER's account, likewise, if THE GROWER decides to plant at a density of more than 250 trees per hectare, the lacking trees for the planting will be on its own account.

TENTH: Both parties agree that all matters stated in Article number 1639 in the Civil Code in force of the State of Tamaulipas and its correlative, the Article number 2309 in the Civil Code in force of the Mexico City, will not stand for the purposes of this contract since it is the GROWER's responsibility and risk the event that the crop might fail to exist. THE GROWER, if so wanted, will freely contract on its account an insurance to protect himself against the event that the crop might fail to bear, and or, against the event that his grove gets damaged by acts of God, intentional acts or because of negligence.

THE GROWER obliges to take the necessary actions to repair the damages that the grove may suffer because of acts of God or intentional acts as fire, sabotage or any other event of similar nature.

ELEVENTH: COEXPORT holds no responsibility in any law suit between THE GROWER and his workers. THE GROWER obliges to keep COEXPORT excluded and safe against any civil, labor or criminal claim, including working accidents.

TWELFTH: All matters not considered in this Contract, will be ruled by the Civil Code of Mexico City.

THIRTEENTH: Both parties manifest not to find vices of consent that could nullify it.

FOURTEENTH: For the interpretation and compliance of this Contract, both parties agree to be ruled by the courthouse of law of Mexico City, and hereby resign to any other else.

This contract has been read fully and both parties are aware of its content and legal force, and sign at the bottom at the City of Victoria, Tamaulipas, on October 7, 1996.

COEXPORT                                  THE GROWER




---------------------------               -------------------------------------
Mr. Arturo Salinas Chavez                 Mr. Jose Maria Martinez Brohez



Witness:                                  Witness:




---------------------------               -------------------------------------
Mr. Jeronimo Gutierrez Aja                Mr. Jorn Budde



Witness:                                  Witness:




---------------------------               -------------------------------------
Mr. Eduardo Zaco Berra                    Mr. Manual Martinez Arteaga

                                 ATTACHMENT "A"
--------------------------------------------------------------------------------
                           PLANTING PROGRAM 1996-1999
--------------------------------------------------------------------------------



------------------------------------------------------------------------------------------
      CALENDAR FIRST STAGE                                                1996-1997
------------------------------------------------------------------------------------------
      MONTH           YEAR          NO. HA.           MONTH           YEAR          NO. HA.
 November             1996           50               March           1997           150

 December                            50               April                          200

 January              1997           50               May                            200

 February                           100               June                           200

                                                        TOTAL                       1000
------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------
    CALENDAR SECOND STAGE                                             1997-1998
------------------------------------------------------------------------------------------
 MONTH                YEAR          NO. HA.            MONTH          YEAR        NO. HA.
 July                 1997            200             December        1997           200

 August                               200             January         1998           200

 September                            200             February                       200

 October                              200             March                          200

 November                             200             April                          200

                                                        TOTAL                       2000
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
          CALENDAR THIRD STAGE                                          1998-1999
------------------------------------------------------------------------------------------
 MONTH                YEAR          NO. HA.            MONTH          YEAR       NO. HA.

 May                  1998            200             October         1998          200

 June                                 200             November                      200

 July                                 200             December                      200

 August                               200             January         1999          200

 September                            200             February                      200

                                                        TOTAL                      2000
----------------------------------------------------------------------------------------

                                                      GRAN
                                                      TOTAL                        5000 Ha.

                                 ATTACHMENT "B"
--------------------------------------------------------------------------------
                          Fruit Quality Specifications
--------------------------------------------------------------------------------

1. Fruit must be fresh. It must be free of diseases, viruses and other plagues which could be harmful to other fruit with which it comes into contact and which could adversely affect the quality of the products produced from the fruit.

2. Only pesticides and chemicals that are registered for use on citrus in the United States of America may be used.

         These must only be used at levels generally considered safe.

         COEXPORT will make the final determination as to the acceptability of the pesticides and chemicals levels on the fruit.

         For information purposes only, Attachment "E" of this Contract lists the approved pesticides as of May 1, 1996; nevertheless, at all times, it is the GROWER's responsibility to ensure that only approved pesticides, fungicides, herbicides and other agricultural chemicals are used at the approved levels, giving the warranty to COEXPORT that all the fruit harvested in its groves comply with all federal, state and local laws and regulations applicable to the use of these products including the Federal Hazardous Substance Act, the Federal Foods and Beverage Act and any other regulation or Law relating to the use and handling of these substances.

3. The fruit must not be transported in vehicles that transport pesticides, dangerous materials or similars.

4. The cold pressed essential oil obtained from the fresh fruit, should meet the requirements established for the Italian Lemon essential oil (Citrus Limon Linn).

Essential Lemon Oil (Citrus Limon, Linn.) characteristics


1.       Definition

The essential lemon oil is the oil obtained in cold, without the addition of heat, by expression of the oil cells located in the external part of the epicarp (flavedo) of the fruit Citrus Limon Linn; Citrus Limonum Risso; family Rutaceae, subfamily Aurantoideae, Tribe Citrae, Sub-tribe Citrinae, according to Swibgle's classification grown in Mexico with or without previous separation of the juice and peel and without the addition of antioxidants or adulterants. The oil mixes easily in anhydrous alcohol and glacial acetic acid. In all events, the specifications and analysis procedures mentioned in this annex, or in the event a doubt about the product characteristics or methods of analysis arise, the product must comply with the United States Pharmacopoeia for the product "Cold pressed lemon oil, U.S.P." and complementary with the Food Chemical Codex Specifications.

2.       Specifications

A) Color: Ranging from pale yellow to deep yellow or green yellow, transparent in all cases.
B) Organoleptic characteristics: Odor and taste must be characteristic of the external part of ripe lemons. Must not show a Turpentine odor.
C) Aldehyde content: Total aldehyde content reported as Citral (C10H160) must be greater than 2.3% w/w.
D)       Angular rotation:  Between / 57 degrees and 65.6 degrees
E)       Content of:
         Arsenic (as As):  Not greater than 3 ppm
         Heavy Metals (as Pb):  Not greater than 0.004%
         Lead:  Not greater than 10 ppm
F)       Refraction Index:  Between 1.473 and 1.474 at 20 degrees C
G)       Specific gravity:  Between 0.849 and 0.855
H)       U.V. Absorvance:  Not greater than 1,300
I)       Evaporation Residue:  No greater than 3.5% w/w.

                                 ATTACHMENT "C"

                                 ATTACHMENT "D"

--------------------------------------------------------------------------------
  Determination of Essential Oil content in Fresh Fruit by the Scott method.
--------------------------------------------------------------------------------

Required material:

2        Plastic bags with handles for sampling
1        Plate balance.  0 to 5 kg capacity
1        Knife
1        Cutting board
1        Blender, institutional type
1        Calculator with basic functions
2        Connector tubes, Pyrex, Iowa state type
2        Clamps for connector
2        500-ml round flasks, Pyrex
2        Electric heating mantles with color regulator
2        Condensers with hoses, connected to the running water faucet
2        Universal stands with ring
1        Digital analytical balance, limit of accuracy 0.01 g
2        250-ml plastic beakers
1        1000-ml plastic beaker
2        150-ml glass beakers
2        50-ml graduated cylinders, Pyrex
                 Flask with isopropyl alcohol
                 Flask with distilled water
1        10-ml pipette with suction rubber bulb
1        Electric stirrer
2        Magnetic stirring bars
1        Automatic burette with feeding plastic flask


Reagents

o        Isopropyl alcohol
o        Potassim Bromide - Potassium Bromate Solution, 0.1 N
o Hydrochloric Acid Solution 1:2 (one volume of hydrochloric acid per two volumes of distilled water).
o        Methyl orange, 0.1% in water

         Procedure:

1. With the plastic bag, take a sample of 2.5 kg of fresh fruit approx. once the transportation unit arrives to the processing plant. A second sample of the same weight will be withdrawn from the same unit after having received 50% of the total delivery.

2. The two samples are washed and with the knife and cutting board, the fruit is cut in quarters from one end to another, placing a quarter of each fruit into a 1000-ml plastic beaker. The rest of the fruit is discarded.

3. Fruit quarters separated in beakers are weighted, poured into the blender and added with the same amount in kilograms of water. The mix is blended at law speed for 3 to 5 minutes and at high speed for the same period of time. The emulsion should be free of lumps.

4. In a round flask or Scott distillation flask which has been previously tared in a digital balance, weight 10 to 15 grams of the blended sample. Record the weight obtained.

5. Add to the distillation flask, 25-ml isopropyl alcohol and 50-ml distilled water, measured with the 50-ml cylinder.

6.       Place it in the electric heating mantle, with the connector tube (Fig.
         1).

7. The condensed liquid is received in a 50-ml cylinder, the heating mantle with the regulator is turned on and after 2 to 3 minutes, the contents of the flask will begin to boil and then distill.

8. Once 30-ml of distilled liquid are obtained, the regulator is turned off, and the tube and flask removed with protecting gloves for its later cleaning. (It is very important that the condenser be rinsed with distilled water and isopropyl alcohol after the analysis since residues may remain affecting further determinations).

9. The 30-ml of distilled liquid are placed in a glass beaker, 10-ml of hydrochloric acid solution (1:2) previously prepared with orange methyl indicator are added with a pipette fitted with a suction rubber bulb.

10. The beaker content is placed on the electric stirrer with a magnetic stirring bar for its moderate stirring, proceed with titration using the potassium bromide-bromate solution 0.1N previously prepared; solution is added dropwise. Titration is completed when the liquid changes from pink to clear color. Record ml of solution used.

11. The oil content in kg/ton of fruit of the sample is obtained through the following formula:

Formula:

         Oil kg/ton of fruit = AxNx 6.816x10
                                    --------
                                        M

where

A = ml of Bromide-Bromate potassium solution used.

N = Normality of Bromide-Bromate potassium solution used.

M = Weight in grams of the blended sample used.




                     DRAWING OF OIL DISTILLATION APPARATUS